Exhibit 10.1

EXECUTION

FIRST AMENDMENT
DATED AS OF MARCH 13, 2007

This FIRST AMENDMENT (this “Amendment”) is entered into among PROTECTION ONE, INC., a Delaware corporation (“Holdings”), PROTECTION ONE ALARM MONITORING, INC., a Delaware corporation (the “Borrower”), the lenders party hereto and BEAR STEARNS CORPORATE LENDING INC., as administrative agent (in such capacity, the “Administrative Agent”).

PRELIMINARY STATEMENTS

1.             Reference is made to the Amended and Restated Credit Agreement dated as of April 26, 2006 (the “Credit Agreement”), among Holdings, the Borrower, the lenders party thereto, the Lead Arranger, the Initial Lead Arrangers, the Syndication Agent, the Initial Syndication Agent, the Co-Documentation Agents and the Administrative Agent.  Capitalized terms used but not otherwise defined herein are used with the meanings given in the Credit Agreement as amended hereby.

2.             Holdings and the Borrower have requested that the Credit Agreement be amended as herein set forth to provide for: (a) the consummation of the acquisition by Holdings of all the issued and outstanding capital stock of Integrated Alarm Services Group Inc., a Delaware corporation (“IASG”), (b) the issuance by the Borrower of 12% Senior Secured Notes due 2011 (the “Second Lien Notes”) pursuant to an indenture (the “Second Lien Indenture”) among Holdings, the Borrower, the Subsidiary Guarantors party thereto and Wells Fargo Bank, N.A., as trustee, and the granting of second priority security interests in favor of the holders thereof, in exchange for IASG’s outstanding 12% Senior Secured Notes due 2011 (the “IASG Notes”), (c) the guarantee by IASG and its Subsidiaries of the Borrower’s obligations under the Credit Agreement, (d) the guarantee and granting of second priority security interests by Holdings and the Subsidiary Guarantors to the holders of the Second Lien Notes subject to the Intercreditor Agreement, (e) adjustment of financial covenants and (f) amendment of negative covenants in order to reflect the increased size of the Loan Parties and activities of IASG.

3.             To the extent the Repricing Effective Date (as defined below) occurs, each existing Lender with a Term Commitment or with outstanding Term Loans (an “Existing Term Lender”) that executes and delivers a signature page to this Amendment specifically in the capacity of a “Continuing Lender” (a “Continuing Lender”) will be deemed upon the Repricing Effective Date to have agreed to the terms of this Amendment and to have made a commitment to make Tranche B Term Loans in an aggregate principal amount up to, but not in excess of, the aggregate principal amount of such Existing Term Lender’s outstanding Term Loans immediately prior to the Repricing Effective Date (“Existing Term Loans”).  Each Existing Term Lender that executes and delivers this Amendment solely in the capacity as an Existing Term Lender and not specifically as a Continuing Lender shall be deemed to have agreed to this Amendment, but will not be deemed by virtue of such execution and delivery to have undertaken any commitment to make Tranche B Term Loans.

4.             To the extent the Repricing Effective Date (as defined below) occurs, each Person (other than a Continuing Lender in its capacity as such) that agrees to make Tranche B Term Loans (an “Additional Lender”) will, on the Repricing Effective Date, make such Tranche B Term Loans to the Borrower in the manner contemplated by Section 3.  The cash proceeds to the Borrower of any such Tranche B Term Loans will be used solely to repay in full the outstanding principal amount of Existing Term Loans of Existing Term Lenders (other than any such Existing Term Loans refinanced pursuant to an exchange thereof for Tranche B Term Loans as provided herein) and to pay fees and expenses in connection with such prepayments and with this Amendment.

5.             Each of the Required Lenders party hereto and the Administrative Agent are willing to enter into the amendments set forth herein, and the Continuing Lenders and the Additional Lenders are willing to make Tranche B Term Loans as contemplated hereby, in each case on the terms and subject to the conditions of this Amendment.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.           Repricing Amendments.  Subject to the satisfaction of the conditions set forth in Section 2 hereof, the Credit Agreement is amended as follows:

(a)           The following new definitions are hereby added to Section 1.1 of the Credit Agreement in the appropriate alphabetical order:

“Additional Lender”:  as defined in the First Amendment.

“First Amendment”:  that certain First Amendment, dated as of March 13, 2007, by and among Holdings, the Borrower, the lenders party thereto and the Administrative Agent.

“Loan Documents”:  this Agreement, the First Amendment, the Security Documents, the Reaffirmation Agreement and the Notes.

“Repricing Effective Date”:  as defined in the First Amendment

“Repricing Transaction” means (i) the incurrence by the Borrower or any of its Subsidiaries of a new tranche of replacement term loans under this Agreement (including by way of conversion of Tranche B Term Loans into any such new tranche of replacement term loans) (x) having an effective interest rate margin for the respective Type of Loan that is less than the Applicable Margin for Tranche B Term Loans of the respective Type of Loan and (y) the proceeds of which are used to repay, in whole or in part, principal of outstanding Tranche B Term Loans (it being understood that a conversion of Tranche B Term Loans into any such new tranche of replacement term loans shall constitute a repayment of principal of outstanding Tranche B Term Loans), and/or (ii) any amendment, waiver or other modification to this Agreement which would have the effect of reducing the Applicable Margin for Tranche B Term Loans.

“Tranche B Term Commitment”:  as defined in the First Amendment.

“Tranche B Term Lenders”:  as defined in the First Amendment.

“Tranche B Term Loans” :  as defined in the First Amendment.

(b)           The following definitions contained in Section 1.1 of the Credit Agreement are hereby amended and restated as follows:

“Applicable Margin”:  for each Type of Loan, the rate per annum set forth under the relevant column heading below:

	Eurodollar Loans	Base Rate Loans
Term Loans	2.25%	1.25%

The Applicable Margin with respect to Revolving Loans and Swingline Loans will be determined pursuant to the Pricing Grid.

“Continuing Lenders”:  as defined in the First Amendment.

(c)           Section 2.1 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

2.1        Term Commitments.             (a) Each Lender having a Tranche B Term Commitment severally agrees, pursuant to the First Amendment, to make a Tranche B Term Loan or Tranche B Term Loans on the Repricing Effective Date to the Borrower in Dollars, which Tranche B Term Loans shall not exceed for any such Lender the Tranche B Term Commitment of such Lender as of the Repricing Effective Date, provided that each Continuing Lender having a Tranche B Term Commitment shall make Tranche B Term Loans on the Repricing Effective Date by exchanging its existing term loans designated as “Term Loans” under the Credit Agreement immediately prior to the Repricing Effective Date for Tranche B Term Loans in the manner contemplated by Section 3 of the First Amendment.  On and after the Repricing Effective Date, all references to “Term Loans”, Term Commitments” and “Term Lenders” shall be references to the Tranche B Term Loans, Tranche B Term Commitments and Tranche B Term Lenders, respectively.

(d)           Section 4.1 of the Credit Agreement is hereby amended by inserting (i) “(a)” after the Section heading “Optional Prepayments.” and (ii) the following new clause (b) at the end of such Section:

(b)           Term Loan Call Protection.  After the Repricing Effective Date until the one-year anniversary thereof, Company agrees to pay to Administrative Agent, for the ratable account of each Lender with outstanding Term Loans (including each Lender that withholds its consent to such Repricing Transaction and is replaced or is removed as a Lender under Section 4.13), a fee in an amount equal to 1.0% of the aggregate principal amount of all Term Loans held by such Lender and outstanding on such date immediately prior to the effectiveness of such Repricing Transaction.  Such fee shall be due and payable upon the date of the effectiveness of such Repricing Transaction.

SECTION 2.           Conditions to Repricing Effective Date.  The amendments contained in Section 1 shall not be effective unless each of the following conditions precedent is satisfied (the date on which all such conditions have been satisfied being referred to herein as the “Repricing Effective Date”):

(a)           the Administrative Agent shall have received: (i) counterparts of this Amendment executed by the Administrative Agent, Holdings and the Borrower and (ii) counterparts of the Consent appended hereto as Annex D (the “Consent”) executed by each of the Grantors, as defined in the Guarantee and Collateral Agreement (the “Grantors”);

(b)           the Administrative Agent shall have received signatures approving such amendments of (i) the Required Lenders, (ii) each of the Continuing Lenders and (iii) each of the Additional Lenders;

(c)           the Administrative Agent shall have received a certificate of each Loan Party, dated the Repricing Effective Date, substantially in the form of Exhibit B to the Credit Agreement, with appropriate insertions and attachments including the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party and a long form good standing certificate for each Loan Party from its jurisdiction of organization;

provided that in lieu of delivering certificates of incorporation for each Loan Party, Borrower may deliver a certificate of a duly authorized officer certifying that there have been no material amendments to those certificates of incorporation previously delivered to BSCL, as the Administrative Agent, in connection with Original Credit Agreement or the Restatement Effective Date;

(d)           the Administrative Agent shall have received the following executed legal opinions:  the legal opinion of Kirkland & Ellis LLP, counsel to Holdings, the Borrower and its Subsidiaries, in form reasonably satisfactory to the Administrative Agent; such legal opinion shall cover such other matters incident to the transactions contemplated by this Amendment as the Administrative Agent may reasonably require;

(e)           the Administrative Agent shall have received evidence satisfactory to it that the Borrower has made the payment referred to in Section 3(d) below or is making such payment on the Repricing Effective Date with the cash proceeds of the Tranche B Term Loans and such other funds of the Borrower as may be required;

(f)            the Administrative Agent shall have received payment in immediately available funds of all reasonable and documented expenses incurred by the Administrative Agent (including, without limitation, reasonable and documented legal fees) then reimbursable under the Credit Agreement (including in connection with this Amendment and the documents and transactions related hereto) and for which invoices have been presented on or before the Repricing Effective Date; and

(g)           each of the representations and warranties in Section 6 below shall be true and correct in all material respects.

SECTION 3.           Lending of Tranche B Term Loans.  Subject to the satisfaction of the conditions set forth in Section 2 hereof, the parties hereto agree as follows:

(a)           Subject to the terms and conditions set forth herein, each Continuing Lender and each Additional Lender (collectively, the “Tranche B Term Lenders”) agrees to make Term Loans (the “Tranche B Term Loans”) to the Borrower on the Repricing Effective Date in amounts equal to its Tranche B Term Commitment (as defined below).  Notwithstanding anything herein or in the Credit Agreement to the contrary, the aggregate principal amount of the Tranche B Term Loans shall not exceed the aggregate principal amount of the Existing Term Loans immediately prior to the Repricing Effective Date.  For purposes hereof, a Person shall become an Additional Lender and a party to the Credit Agreement by executing and delivering to the Administrative Agent, on or prior to the Repricing Effective Date, a signature page to this Amendment specifically in the capacity of an “Additional Lender” setting forth the amounts of Tranche B Term Loans such Person commits to make on the Repricing Effective Date.  The “Tranche B Term Commitment” for any Tranche B Term Loans of (i) any Continuing Lender shall be the principal amount of its Existing Term Loans or such lesser amount as is determined by the Administrative Agent and notified to such Lender prior to the Repricing Effective Date and (ii) any Additional Lender shall be the amount of such commitment set forth on its signature page hereto or such lesser amount as is allocated to it by the Administrative Agent and notified to it prior to the Repricing Effective Date.  The aggregate amount of Tranche B Term Commitments shall equal the aggregate principal amount of the Existing Term Loans.

(b)           Each Continuing Lender and each Additional Lender shall make Tranche B Term Loans on the Repricing Effective Date by (i) exchanging its Existing Term Loans, if any, for Tranche B Term Loans in an equal principal amount (to the extent the amounts of such Existing Term Loans, if any, do not exceed the Tranche B Term Commitment of such Lender) and (ii) transferring to the Administrative Agent, in the manner contemplated by the Credit Agreement, an amount equal to the excess, if any, of its

Tranche B Term Commitment over the principal amount of Existing Term Loans, if any, exchanged by it pursuant to clause (i) above.  The Borrower hereby irrevocably directs the Administrative Agent to apply all proceeds of the Tranche B Term Loans received hereunder immediately upon the receipt thereof to prepay outstanding Existing Term Loans.  The commitments of the Additional Lenders and the exchange undertakings of the Continuing Lenders are several and no such Lender shall be responsible for any other Lender’s failure to make or acquire by exchange any Tranche B Term Loans.

(c)           All borrowings of Tranche B Term Loans made on the Repricing Effective Date will have initial Interest Periods ending on the same dates as the Interest Periods applicable at such time to the Existing Term Loans, and the Eurodollar Rate applicable to such Tranche B Term Loans during such initial Interest Periods will be the same as that applicable at such time to the Existing Term Loans being refinanced.  The Borrower will not be required to make any payments to Existing Term Lenders under Section 4.11 of the Credit Agreement in respect of the repayment of Existing Term Loans on the Repricing Effective Date pursuant to their exchange for Tranche B Term Loans.

(d)           On the Repricing Effective Date, the Borrower shall apply the cash proceeds of the Tranche B Term Loans and such other amounts as may be necessary to (i) prepay in full all Existing Term Loans (other than those that are exchanged for Tranche B Term Loans as provided herein), (ii) pay all accrued and unpaid interest and fees, if any, on all Existing Term Loans, (iii) pay to each Existing Term Lender all amounts payable pursuant to Section 4.11 of the Credit Agreement as a result of the prepayment of such Lender’s Existing Term Loans (other than any portion thereof that is exchanged for Tranche B Term Loans as provided herein) on the Repricing Effective Date and (iv) pay all other Obligations then due and owing to the Existing Term Lenders, in their capacity as such, under the Credit Agreement.

(e)           The Required Lenders hereby waive the requirements of Section 4.1 of the Credit Agreement solely to the extent that such Section requires any notice of prepayment to be given in respect of the Existing Term Loans to be prepaid on the Repricing Effective Date.  Notwithstanding that the Tranche B Term Loans shall be refinanced in full on the Repricing Effective Date, the provisions of the Credit Agreement with respect to indemnification, reimbursement of costs and expenses, increased costs and break funding payments (other than as set forth in Section 3(d) above) will continue in full force and effect with respect to, and for the benefit of, each Existing Term Lender in respect of such Lender’s Existing Term Loans existing under the Credit Agreement prior to the Repricing Effective Date.

SECTION 4.           Other Amendments to Credit Agreement.  Subject to the satisfaction of the conditions set forth in Section 5 hereof, the Credit Agreement is amended as follows:

(a)           Exhibit N is hereby deleted in its entirety and replaced with a new Exhibit N substantially in the form of Annex A hereto.

(b)           The Schedules to the Credit Agreement are hereby amended to include items listed on the schedule modifications pursuant to the First Amendment.

(c)           The following new definitions are hereby added to Section 1.1 of the Credit Agreement in the appropriate alphabetical order:

“Acquisition”:  the merger of Tara Acquisition Corp. with and into IASG, resulting in the acquisition by Holdings of all the issued and outstanding Capital Stock of IASG as set forth in the Acquisition Agreement.

“Acquisition Agreement”:  the Agreement and Plan of Merger, dated as of December 20, 2006, among Holdings, Tara Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Holdings, and IASG as amended, modified or supplemented from time to time other than any such amendment, modification or supplement that is material to the Lenders and entered into without the consent of the Administrative Agent.

“Amendment Effective Date”:  as defined in the First Amendment.

“IASG”:  Integrated Alarm Services Group Inc., a Delaware corporation.

“IASG Notes”:  the 12% Senior Notes of IASG.

“Increased Amount Date”:  as defined in Section 2.4.

“Joinder Agreement”:  an agreement substantially in the form of Exhibit N.

“New Term Commitments”:  as defined in Section 2.4.

“New Term Lender”:  as defined in Section 2.4.

“New Term Loan”:  as defined in Section 2.4.

“Second Lien Notes”:  the 12% Senior Secured Notes due 2011 of the Borrower, to be issued pursuant to an Indenture substantially in the form of Annex B hereto, among the Borrower, Holdings, the subsidiary guarantors party thereto and the Second Lien Notes Trustee and any notes issued pursuant to a refinancing thereof permitted under Section 8.2(q).

“Second Lien Notes Trustee”:  Wells Fargo Bank, N.A., as trustee, or any person serving in the role of Trustee for the Second Lien Notes.

(d)           The following definitions contained in Section 1.1 of the Credit Agreement are hereby amended and restated as follows:

“Consolidated EBITDA”:  for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period (except in the case of (i) below), the sum of:

(a) income tax expense (including, without duplication, franchise and foreign withholding taxes and any state single business unitary or similar tax, to the extent classified as income tax expense on the consolidated income statement of Holdings and its Subsidiaries in accordance with GAAP),

(b) interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans),

(c)  depreciation and amortization expense,

(d) amortization of intangibles (including, but not limited to, goodwill), deferred customer acquisition costs and organization costs,

(e) any extraordinary charges, expenses or losses determined in accordance with GAAP,

(f) non-cash compensation expenses arising from the issuance, vesting or exercise of stock, options to purchase stock, stock appreciation rights and other equity awards to the management, directors, officers, consultants and other employees of Holdings or any of its Subsidiaries,

(g) any other noncash charges, noncash expenses or noncash losses of the Borrower or any other Subsidiaries of Holdings for such period (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period); provided, however, that cash payments made in such period or in any future period in respect of such noncash charges, expenses or losses incurred after the Closing Date (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period) shall be subtracted from Consolidated Net Income in calculating Consolidated EBITDA in the period when such payments are made,

(h) all reasonable one-time costs, fees, expenses and charges related to this refinancing and/or the First Amendment and the dividend to stockholders contemplated by Section 5.16 hereof, any permitted Investment, Permitted Acquisition, issuance of equity, recapitalization, reorganization or asset disposition,

(i) cash proceeds of business interruption insurance,

(j) management and transaction fees and related expenses paid under the Management Agreement substantially in the form most recently delivered to the Administrative Agent prior to the Closing Date, and without further modification thereto as to amounts payable thereunder,

(k) any non-recurring charges, expenses or losses not exceeding, together with expenses under clause (l), $1.75 million in each of calendar years 2005 and 2006, $15.0 million in calendar year 2007, $3 million in calendar year 2008 and $2.0 million in each calendar year thereafter,

(l) expenses incurred in work force reductions such as severance, key employee retention plans, and unfavorable lease payments or accruals for such payments not exceeding, together with amounts under clause (k), $1.75 million in each of calendar years 2005 and 2006, $15.0 million in calendar year 2007, $3 million in calendar year 2008 and $2.0 million in each calendar year thereafter,

(m) bonuses paid to members of management of the Borrower, Holdings or any Subsidiaries of Holdings pursuant to Section 8.6(e), and

(n) interest income generated from loans made to dealers in the ordinary course of business,

minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of:

(i) interest income other than income included pursuant to clause (n),

(ii) any extraordinary income or gains determined in accordance with GAAP, and

(iii) any other non-cash income (excluding (x) any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period that are described in the parenthetical to clause (g) above and (y) items representing ordinary course accruals of cash to be received in future periods), all as determined on a consolidated basis.

For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Leverage Ratio, (i) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Holdings or any of its Subsidiaries shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period.  As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by Holdings and any of its Subsidiaries in excess of $5,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to Holdings or any of its Subsidiaries in excess of $5,000,000.

“Intercreditor Agreement”:  that certain Intercreditor Agreement entered into pursuant to the First Amendment by the Administrative Agent and the Second Lien Notes Trustee, as amended, supplemented, modified or replaced from time to time in accordance with the Loan Documents (including, but not limited to, any similar agreement entered into in connection with a refinancing of the Second Lien Notes).

“Interest Period”:  as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six or (if available to all Lenders under the relevant Facility) nine or twelve months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six or (if available to all Lenders under the relevant Facility) nine or twelve months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent no later than 2:00 P.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)            if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

 (ii)          the Borrower may not select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date or beyond the date final payment is due on the Term Loans;

 (iii)         any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

 (iv)         the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

Notwithstanding the foregoing, with respect to the Borrowings of New Term Loans made on any Increased Amount Date, if any, the initial Interest Periods shall be the periods commencing on (and including) such Increased Amount Date, and ending on (and including) the last day of the Interest Periods applicable to the Term Loans outstanding immediately prior to such Increased Amount Date with the aggregate principal of amount of New Term Loans to which such Interest Period applies being in the same proportions as the aggregate principal amounts of the outstanding Term Loans to which the corresponding Interest Periods apply.

“Permitted Acquisitions”:  (i) the Acquisition and (ii) any other acquisition by any Subsidiary of Holdings of all or substantially all of the assets of a Person or line of business of such Person, or all of the Capital Stock of a Person (in each case referred to herein as the “Acquired Entity”); provided that, in the case of clause (ii), (a) the Acquired Entity shall be a going concern and shall be in a related line of business as that of any subsidiary of Holdings as conducted during the current and most recently concluded calendar year; (b) all of the assets of the Acquired Entity shall be located in the United States (provided that such acquisition may involve assets located outside the United States so long as the sum of the aggregate value of such foreign assets acquired shall be deemed to be an Investment for purposes of clause (p) of Section 8.8 and shall be permissible under such clause of such Section); (c) such acquisition shall be consensual and shall have been approved by the Acquired Entity’s board of directors (or other applicable governing body); (d) either (i) the consideration paid in connection with such acquisition shall be funded solely with the Net Cash Proceeds from an Allotted Disposition with respect to which a Reinvestment Notice shall have been delivered hereunder or (ii) the cash consideration (net of any Net Cash Proceeds received from equity issuances by Holdings or issuances of subordinated Indebtedness by Holdings to the Sponsor pursuant to Section 8.2(o), in each case, to the extent such proceeds are substantially simultaneously applied to fund such Permitted Acquisition) paid in connection with such acquisition and any other acquisitions under this definition that is not funded as described in clause (i) above shall not in the aggregate exceed $60,000,000 in the aggregate during the term of this Agreement (it being understood that in no event shall consideration in the form of Capital Stock of Holdings paid in connection with any acquisition under this definition be included in the dollar limitations imposed by this clause (ii)); (e) at the time of such transaction (i) both before and after giving effect thereto, no Event of Default or Default shall have occurred and be continuing; and (ii) the Borrower would be in compliance with the covenants set forth in Section 8.1, in each case, as of the most recently completed period ending prior to such transaction for which the financial statements and certificates required by Section 7.1(a) or 7.1(b) and Section 7.2 were required to be delivered after giving pro forma effect to such transaction and to any other event occurring after such period as to which pro forma recalculation is appropriate (including any other transaction described in this definition occurring after such period) as if such transaction (and the occurrence, refinancing or assumption of any Indebtedness in connection therewith) had occurred as of the first day of such period; (f) at least five Business Days prior to the proposed date of the consummation of such acquisition, the Borrower shall have delivered to the Administrative Agent a Compliance Certificate demonstrating compliance with the requirements of clause (e)(ii) above (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance); (g) Holdings and its Subsidiaries shall not incur or assume any Indebtedness in connection with such acquisition, except as permitted by Section 8.2; and (h) Holdings and its Subsidiaries shall comply, and shall cause the Acquired Entity to comply, with the applicable provisions of Sections 7.10 and 7.11 and the Security Documents.

“Permitted Refinancing”:  the refinancing of 100% of the Senior Subordinated Notes with the proceeds of Indebtedness of the Borrower or Holdings issued pursuant to documentation (a) containing terms that provide for (i) a final maturity at least six months after the Term Loan Maturity Date, (ii) a fixed interest rate consistent with then prevailing market conditions, or a floating interest rate (provided that if such Indebtedness is incurred prior to the two-year anniversary of the Restatement Date, the Borrower shall have obtained interest rate hedging contracts, on terms which are reasonably satisfactory to the Administrative Agent, that effectively fix the interest rate on such Indebtedness to the extent necessary to provide that at least 50% of the Borrower’s outstanding Indebtedness is subject to either a fixed interest rate or interest rate protection until such two-year anniversary), (iii) no amortization of the principal amount of such Indebtedness prior to the date that is six months after the Term Loan Maturity Date, and (iv) Indebtedness that is either unsecured or secured by a Lien on all assets, and only such assets, that constitute Collateral, provided that, if such debt is so secured, the Liens on such Collateral granted in favor of the lenders of such Indebtedness are second (or lower) in priority to the Liens granted to the Lenders under this Agreement, and to the extent such debt is so secured, the trustee, administrative agent or other representative of such lenders, as applicable, has delivered an executed joinder to the Intercreditor Agreement or another intercreditor agreement reasonably acceptable to the Administrative Agent, or (b) on terms otherwise acceptable to the Administrative Agent.

“Subsidiary Guarantor”:  each Domestic Subsidiary of Holdings, other than the Borrower.

“Term Commitment”:  as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “Term Commitment” under such Lender’s name on such Lender’s Addendum or Joinder Agreement, as applicable.  The aggregate amount of the Term Commitments as of the Restatement Date is $300,000,000.

“Term Loan”: a term loan made by a Lender to the Borrower pursuant to Section 2.1 and/or Section 2.4.

(e)           The following definitions contained in Section 1.1 of the Credit Agreement are hereby amended to replace the words “the Borrower” as set forth below in each instance they appear therein with the word “Holdings”:  (i) “Consolidated Net Income”, (ii) “Domestic Subsidiary”, (iii) “Foreign Subsidiary”, (iv) “Material Adverse Effect”, (v) “Specified Hedge Agreement” (only in clause (a) thereof), and (vi) “Wholly Owned Subsidiary Guarantor”.

(f)            The definition of “Excess Cash Flow” contained in Section 1.1 of the Credit Agreement is hereby amended to (i) delete the word “and” at the end of clause (b)(xi) thereof; (ii) replace the “.” at the end of clause (b)(xii) thereof with “, and”; and (iii) insert the following new clause (b)(xiii) at the end thereof:

(xiii)         all reasonable one-time fees, expenses and prepayment penalties or premiums paid in connection with a Permitted Refinancing, or any refinancing of the Second Lien Notes permitted hereunder.

(g)           Section 2.1 of the Credit Agreement is hereby amended to replace the words “term loan (a “Term Loan”)” in clause (a) thereof with the words “Term Loan”.

(h)           The following is hereby added as new Section 2.4 to the Credit Agreement:

2.4           Additional Term Loans.  The Borrower may, by written notice to the Administrative Agent, elect to request the establishment of one or more new term loan commitments (the “New Term Commitments”), in an amount not in excess of $50,000,000 in the aggregate and not less than $10,000,000 individually (or such lesser amount which shall be approved by the Administrative Agent), and integral multiples of $1,000,000 in excess of that amount.  Each such notice shall specify (A) the date (each an “Increased Amount Date”) on which the Borrower proposes that the New Term Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent (and, if proceeds will be used to defease or repay any IASG Notes, which Increased Amount Date shall be the Amendment Effective Date) and (B) the identity of each Lender or other Person that is an Eligible Assignee (each, a “New Term Lender”) to whom the Borrower proposes any portion of such New Term Commitments be allocated and the amounts of such allocations; provided that the Administrative Agent may elect or decline to arrange such New Term Commitments in its sole discretion and any Lender approached to provide all or a portion of the New Term Commitments may elect or decline, in its sole discretion, to provide a New Term Commitment.  Such New Term Commitments shall become effective, as of such Increased Amount Date; provided that, (1) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Term Commitments; (2) both before and after giving effect to the making of any New Term Loans, each of the conditions set forth in Section 6.2 of the Credit Agreement shall be satisfied; (3) Holdings shall be in pro forma compliance with each of the covenants set forth in Section 8.1 of the Credit Agreement as of the last day of the most recently ended fiscal quarter after giving effect to such New Term Commitments; (4) the New Term Commitments shall be effected pursuant to one or more Joinder Agreements dated as of the applicable Increased Amount Date and executed and delivered by the Borrower, each New Term Lender and the Administrative Agent, and each of which shall be recorded in the Register, and each New Term Lender shall be subject to the requirements set forth in Section 4.10(e) of the Credit Agreement; and (5) the Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction.

On any Increased Amount Date, subject to the satisfaction of the foregoing terms and conditions (i) each New Term Lender shall make a Loan to the Borrower (a “New Term Loan”) in an amount equal to its New Term Commitment, (ii) each New Term Commitment shall be deemed for all purposes a Term Commitment and each New Term Loan made thereunder shall be deemed for all purposes a Term Loan, (iii) each New Term Lender shall become a Lender hereunder with respect to the New Term Commitment and the New Term Loans made pursuant thereto and (iv) each installment of principal due on the Term Loans (other than the final installment) shall be increased by 0.25% of the aggregate principal amount of such New Term Loans and the remaining aggregate principal amount of all such New Term Loans shall be due and payable on the Term Loan Maturity Date.

The Administrative Agent shall notify Lenders promptly upon receipt of the Borrower’s notice of each Increased Amount Date and, in respect thereof, the New Term Commitments and the New Term Lenders, subject to the assignments contemplated by this Section.  The terms and provisions of the New Term Loans shall be identical to the terms and provisions of the Term Loans.

(i)            Section 4.2 of the Credit Agreement is hereby amended to (i) replace the words “the Borrower or any of its Subsidiaries” in clause (c) thereof with the words “any Subsidiary of Holdings” and (ii) replace the date “December 31, 2007” in clause (d) thereof with “December 31, 2008”.

(j)            Section 5.16 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

5.6           Use of Proceeds.  The proceeds of the Term Loans (other than New Term Loans) shall be used to repay in full the Refinanced Indebtedness and to pay related fees and expenses.  The proceeds of the Revolving Loans shall be used, together with the proceeds of the Swingline Loans and the Letters of Credit, for general corporate purposes.  The proceeds of any New Term Loans may be used to repay any IASG Notes not exchanged for Second Lien Notes and to pay related premiums required in connection therewith and related fees and expenses, or to make Permitted Acquisitions.

(k)           Sections 5.5, 5.19, 7.11 and 8.12 of the Credit Agreement are hereby amended to replace the words “the Borrower or any of its Subsidiaries” and “the Borrower or any Subsidiary” in each place they appear therein with the words “any Subsidiary of Holdings”.

(l)            Section 5.10 of the Credit Agreement is hereby amended to replace the words “Holdings, the Borrower or its Subsidiaries” therein with the words “Holdings or its Subsidiaries”.

(m)          Sections 7.2 and 8.16 of the Credit Agreement are hereby amended to replace the words “the Borrower and its Subsidiaries” in each place they appear therein with the words “the Subsidiaries of Holdings”.

(n)           Section 8.1 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

(a)           Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of Holdings ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Consolidated Leverage Ratio
Q1 2007	6.00x
Q2 2007	6.00x
Q3 2007	6.00x
Q4 2007	6.00x
Q1 2008	6.00x
Q2 2008	6.00x
Q3 2008	6.00x
Q4 2008	5.75x
Q1 2009	5.75x
Q2 2009	5.75x

Fiscal Quarter	Consolidated Leverage Ratio
Q3 2009	5.75x
Q4 2009	5.50x
Q1 2010	5.50x
Q2 2010	5.50x
Q3 2010	5.50x
Q4 2010	5.25x
Q1 2011	5.25x
Q2 2011	5.25x
Q3 2011	5.25x
Q4 2011 and thereafter	5.00x

(b)           Consolidated Interest Coverage Ratio.  Permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of Holdings ending with any fiscal quarter set forth below to be less than the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Consolidated Interest Coverage Ratio
Q1 2007	1.75x
Q2 2007	1.75x
Q3 2007	1.75x
Q4 2007	1.75x
Q1 2008	1.75x
Q2 2008	1.75x
Q3 2008	1.75x
Q4 2008	2.00x
Q1 2009	2.00x
Q2 2009	2.00x
Q3 2009	2.00x
Q4 2009	2.00x
Q1 2010	2.00x
Q2 2010	2.00x
Q3 2010	2.00x
Q4 2010	2.05x
Q1 2011	2.05x
Q2 2011	2.05x
Q3 2011	2.05x
Q4 2011 and thereafter	2.15x

(o)           Section 8.2 of the Credit Agreement is hereby amended to:  (i) replace “$10,000,000” in clause (e) thereof with “$15,000,000”; (ii) replace the words “the Borrower or any of its Subsidiaries” in clause (c) thereof with the words “any Subsidiary of Holdings”; (iii) replace the words “Subsidiary of the Borrower” in each place they appear in clause (g) thereof with the words “Subsidiary of Holdings”; (iv) delete the word “and” at the end of clause (o) thereof; (v) replace the “.” at the end of clause (p) thereof with “; and”; and (vi) insert the following new clauses (q) and (r) at the end thereof:

(q)           Indebtedness of up to $125,000,000 in respect of the Second Lien Notes (or any refinancing thereof permitted by the terms of the Intercreditor Agreement), plus the amount of any accrued interest or premium required to be paid in connection with any refinancing thereof, by the Borrower and the guarantees thereof by the Guarantors; and

(r)            Indebtedness of up to $18,155,000 in respect of the IASG Notes; provided that an amount sufficient to defease such IASG Notes in full has been irrevocably deposited with the trustee therefore on or prior to the Amendment Effective Date.

(p)           Section 8.3 of the Credit Agreement is hereby amended to:  (i) replace the words “the Borrower or its Subsidiaries, as the case may be,” in clause (a) thereof with the words “the Subsidiaries of Holdings”; (ii) replace the words “the Borrower or any of its Subsidiaries” in clause (e) thereof with the words “any Subsidiary of Holdings”; (iii) delete the word “and” at the end of clause (u) thereof; (iv) replace the “.” at the end of clause (v) thereof with “; and”; (v) replace the words “in accordance with the Intercreditor Agreement” in clause (v) thereof with the words “shall constitute Second Lien Obligations in accordance with an intercreditor agreement reasonably satisfactory to the Administrative Agent”; and (v) insert the following new clause (w) at the end thereof:

(w)          Liens in favor of the holders of the Second Lien Notes subject to the terms of the Intercreditor Agreement.

(q)           Section 8.4 of the Credit Agreement is hereby amended to:  (i) replace the words “Subsidiary of the Borrower” in each place they appear therein with the words “Subsidiary of Holdings (other than the Borrower)”; (ii) delete the word “and” at the end of clause (b) thereof; (iii) replace the “.” at the end of clause (c) thereof with “; and”; and (iv) insert the following new clause (d) at the end thereof:

(d)           the Acquisition may be consummated on the terms substantially as set forth in the Acquisition Agreement; provided that IASG and each of its Subsidiaries shall have become Subsidiary Guarantors hereunder.

(r)            Section 8.6 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

8.6           Restricted Payments.  Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Holdings, the Borrower or any Subsidiary (collectively, “Restricted Payments”), except that:

(a)           any Subsidiary may make Restricted Payments to the Borrower or any Subsidiary Guarantor;

(b)           so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower and IASG may pay dividends to Holdings to permit Holdings to (i) purchase Holdings’ common stock or common stock options from present or former officers, directors, consultants or employees of any Group Member (or the respective estates, spouses or family members) upon the death, disability or termination of employment of such officer or employee to repay Indebtedness previously issued to such Person, provided, that the aggregate amount of cash payments under this clause (i) after the date hereof (net of any proceeds received by Holdings and contributed to the Borrower and IASG after the date hereof in connection with (a) resales of any common stock or common stock options so purchased or (b) equity issuances by Holdings (to the extent not required to be otherwise applied pursuant to

Section 4.2(a)) shall not exceed $2,000,000 in any calendar year or $5,000,000 in the aggregate and (ii) pay fees expressly permitted by Section 8.10(e); and

(c)           the Borrower and IASG may pay dividends to Holdings to permit Holdings to (i) pay corporate overhead expenses incurred in the ordinary course of business, (ii) pay any taxes that are due and payable by Holdings as the parent of a consolidated or combined group that includes the Borrower and IASG, in an amount not to exceed the lesser of (x) the relevant amount of any taxes (including any penalties and interest) that the Borrower and IASG would owe if the Borrower or IASG, respectively, were filing a separate tax return (or a separate consolidated or combined return with their respective Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers or carrybacks of tax attributes (such as operating losses) of the Borrower and IASG and such Subsidiaries from other taxable years and (y) the net amount of the relevant tax that Holdings actually owes to the appropriate taxing authority; provided that any such payment in respect of taxes received by Holdings shall be paid over to the appropriate taxing authority within 30 days of Holdings’ receipt of such payments or shall be refunded to the Borrower and IASG, as applicable, (iii) pay expense reimbursements pursuant to the Management Agreement substantially in the form most recently delivered to the Administrative Agent prior to the Closing Date, and without further modification thereto as to amounts payable thereunder, and (iv) so long as no Default or Event of Default has occurred and is continuing, pay amounts due and owing on preferred equity of Holdings issued to refinance the Senior Subordinated Notes provided that the coupon on such preferred equity shall be no higher than the rate of interest on the Senior Subordinated Notes.

(s)           Section 8.7 of the Credit Agreement is hereby amended to (i) replace the words “$12,500,000 for the 2006 fiscal year” in clause (a)(i)(A) thereof with the words “$15,000,000 for the 2007 fiscal year” and (ii) replace clause (b) thereof with the following:

(b) Incur any Net Cash Investment Costs, except (i) Net Cash Investment Costs of the Borrower and its Subsidiaries in the ordinary course of business not exceeding for any fiscal year the following amount with respect to such fiscal year:

Fiscal Year	Net Cash Investment Costs
2007	$95,000,000
2008	$105,000,000
2009	$115,000,000
2010	$120,000,000
2011 and each fiscal year thereafter	$130,000,000

provided that (A) up to 50% of any such amount referred to above (but in no event more than $10,000,000 in any fiscal year), if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year, and (B) Net Cash Investment Costs incurred pursuant to this clause (i) during any fiscal year shall be deemed made, first, in respect of amounts carried over from the prior fiscal year pursuant to subclause (A) above, and second, to amounts permitted for such fiscal year as provided above; (ii) Net Cash Investment Costs made with the proceeds of any Reinvestment Deferred Amount; and (iii) Net Cash Investment Costs in any fiscal year up to the amount of capital contributions from the Sponsor and its Control Investment Affiliates or any other Person within such fiscal year, other than proceeds received in respect of underwritten public offerings of Holdings, the Borrower or any of its Subsidiaries, and proceeds applied to either (x) fund Permitted Acquisitions or (y) prepay Term Loans and/or reduce Revolving Commitments in accordance with Section 4.2.

 (t)           Section 8.8 to the Credit Agreement is hereby amended to:  (i) replace the words “the Borrower and its Subsidiaries made by the Borrower or any of its Subsidiaries” in clause (e) thereof with the words “the Borrower and each other Subsidiary of Holdings made by the Borrower or any other Subsidiary of Holdings”; (ii) replace the words “the Borrower or any of its Subsidiaries” in clauses (o) and (p) thereof in each place they appear therein with the words “the Borrower or any other Subsidiary of Holdings”; (iii) replace the “.” at the end of clause (q) thereof with “; and” and (iv) insert the following new clause (r) at the end thereof:

(r) the Borrower or any other Subsidiary of Holdings may make loans to wholesale dealers not to exceed $30,000,000 at any time outstanding.

(u)           Section 8.9 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

8.9           Optional Payments and Modifications of Certain Debt Instruments.  (a) Make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to the Second Lien Notes (or any refinancing thereof) and any Indebtedness the payment of principal and interest of which and other obligations of Holdings or any of its Subsidiaries in respect of which are subordinated to the prior payment in full of the obligations hereunder (other than the Senior Subordinated Notes, which may be refinanced with the proceeds of a Permitted Refinancing or an equity issuance of Holdings pursuant to the terms hereof, the Second Lien Notes, which may be refinanced pursuant to the terms of the Intercreditor Agreement, and any IASG Notes and related premiums required in connection with the refinancing thereof, which may be repaid or defeased with the proceeds of New Term Loans hereunder and cash on hand on the Amendment Effective Date); (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Indebtedness described in clause (a) (including the Senior Subordinated Notes and the Second Lien Notes) (other than any such amendment, modification, waiver or other change that (i) would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon, (ii) could not reasonably be expected to increase the obligations of the obligor or confer additional rights on the holder of such subordinated Indebtedness, in each case, in a manner reasonably expected to be materially adverse to the interests of the Lenders or (iii) in the case of the Second Lien Notes, is permitted by the Intercreditor Agreement); or (c) designate any Indebtedness (other than obligations of the Loan Parties pursuant to the Loan Documents) as “Designated Senior Indebtedness” (or any other defined term having a similar purpose) for the purposes of the indenture governing the Senior Subordinated Notes or any Permitted Refinancing thereof.

(v)           Section 8.10 of the Credit Agreement is hereby amended to:  (i) delete the word “and” at the end of clause (i) thereof; (ii) insert the following new clause (ii) at the end thereof:  “(ii) the Acquisition may be consummated as set forth in Section 8.4(d),”; and (iii) re-number existing clause (ii) to become clause (iii) and replace the words “the Borrower and its Subsidiaries” therein with the words “the Borrower and each other Subsidiary of Holdings.”

(w)          Section 8.14 of the Credit Agreement is hereby amended to add in clause (c) thereof after the words “Senior Subordinated Notes and any Permitted Refinancing thereof” the words “, the Second Lien Notes and any refinancing thereof permitted under Section 8.2(q)”.

(x)            Section 8.15 of the Credit Agreement is hereby amended to (i) replace the words “Subsidiary of the Borrower” in each place they appear therein with the words “Subsidiary of Holdings

(other than the Borrower)”; and (ii) add in clause (c)(iii) thereof after the words “Senior Subordinated Notes and any Permitted Refinancing thereof” the words “, the Second Lien Notes and any refinancing thereof permitted under Section 8.2(q)”.

(y)           Section 8.16 of the Credit Agreement is hereby amended to replace the words “the Borrower and its Subsidiaries” therein with the words “the Subsidiaries of Holdings”.

(z)            Section 8.17 of the Credit Agreement is hereby amended to add the words “and IASG” after the words “the Borrower” in clauses (a) and (c) thereof in each instance they appear therein.

(aa)         Section 11.5 of the Credit Agreement is hereby amended to replace the words “the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries” with the words “each of Borrower and Holdings agrees not to assert and to cause its respective Subsidiaries not to assert, and hereby waives and agrees to cause its respective Subsidiaries”.

(bb)         Section 11.17 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

11.17.      Delivery of Addenda and Joinder Agreements.  Each Lender, by delivering to the Administrative Agent an Addendum or Joinder Agreement duly executed by such Lender and funding its Term Loans and/or Revolving Loans on the Closing Date or the Repricing Effective Date or by funding any New Term Loans on any Increased Amount Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, Required Lenders or Lenders, as applicable, on the Closing Date or the Repricing Effective Date or as of such Increased Amount Date.

SECTION 5.           Conditions to Amendment Effective Date.  The amendment contained in Section 4 shall not be effective unless each of the conditions precedent set forth in Section 2 and each of the following conditions precedent is satisfied (the date on which all such conditions have been satisfied being referred to herein as the “Amendment Effective Date”):

(a)           the Administrative Agent shall have received (i) counterparts of the Intercreditor Agreement (substantially in the form of Annex C hereto) executed by the Administrative Agent, the Second Lien Agent (as defined therein), Holdings and the Borrower and (ii) an Assumption Agreement (as defined in the Guarantee and Collateral Agreement), executed by IASG and each of its Subsidiaries, joining the Guarantee and Collateral Agreement as an Additional Grantor (as defined in the Guarantee and Collateral Agreement), together with updated schedules thereto as applicable;

(b)           the Administrative Agent shall have received signed authorization to execute this Amendment from the Required Lenders and the Majority Facility Lenders with respect to each Facility;

(c)           the Acquisition and related transactions shall have been consummated simultaneously with the effectiveness of this Amendment, and the Acquisition Agreement and all other related documentation shall be reasonably satisfactory to the Administrative Agent; IASG shall have received the consent of the requisite holders of the IASG Notes to the exchange of such IASG Notes for Second Lien Notes and to remove all restrictive covenants required therein, and an amount sufficient to defease in full all IASG Notes not so exchanged for Second Lien Notes shall have been irrevocably deposited with the trustee for the holders of such IASG Notes concurrently with the consummation of the

Acquisition; and the Second Lien Indenture and all other related documentation shall be reasonably satisfactory to the Administrative Agent;

(d)           no indebtedness of IASG, other than indebtedness permitted to exist pursuant to the Credit Agreement as amended hereby, shall exist upon the consummation of the Acquisition;

(e)           all governmental and material third party approvals (i) required in the Acquisition Agreement, and (ii) necessary in connection with this Amendment (including stockholder approvals, if any) shall have been obtained and be in full force and effect or (in the case of clause (i)) waived in accordance with the Acquisition Agreement; provided no such waiver that would be materially adverse to the Lenders shall be permitted without the prior written consent of the Administrative Agent, not to be unreasonably withheld;

(f)            the Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where IASG and its Subsidiaries are organized and where assets of IASG and its Subsidiaries are located, and such search shall reveal no liens on any of the assets of the Loan Parties except for Liens permitted by Section 8.3 of the Credit Agreement or discharged on or prior to the Amendment Effective Date pursuant to documentation reasonably satisfactory to the Administrative Agent;

(g)           the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Amendment Effective Date;

(h)           the Administrative Agent shall have received a certificate of each Loan Party, dated the Amendment Effective Date, substantially in the form of Exhibit B to the Credit Agreement, with appropriate insertions and attachments including the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party and a long form good standing certificate for each Loan Party from its jurisdiction of organization; provided that in lieu of delivering certificates of incorporation for each Loan Party, Borrower may deliver a certificate of a duly authorized officer certifying that there have been no material amendments to those certificates of incorporation previously delivered to BSCL, as the Administrative Agent, in connection with Original Credit Agreement or the Restatement Effective Date;

(i)            the Lead Arranger shall have received the following executed legal opinions:  the legal opinion of Kirkland & Ellis LLP, counsel to Holdings and its Subsidiaries, in form reasonably satisfactory to the Administrative Agent; and, if requested by the Administrative Agent, legal opinions of local counsel in each jurisdiction where Mortgaged Property is located, in each case in form reasonably satisfactory to the Administrative Agent.  Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Amendment as the Administrative Agent may reasonably require;

(j)            the Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock of IASG and its Subsidiaries pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) of IASG and its Subsidiaries pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof;

(k)           each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 8.3 of the Credit Agreement), shall be in proper form for filing, registration or recordation;

(l)            (i)  the Administrative Agent shall have received Mortgages with respect to each Mortgaged Property listed on the modification to Schedule 1.1(c), executed and delivered by a duly authorized officer of each party thereto in recordable form in the applicable state in which such Mortgaged Property is located;

(ii)  if requested by the Administrative Agent, the Administrative Agent shall have received, and the title insurance company issuing the policy referred to in clause (iii) below (the “Title Insurance Company”) shall have received, maps or plats of an as-built survey of the sites of such owned Mortgaged Properties (it being understood that no surveys shall be required for any of the leased Mortgaged Properties listed on the modification to Schedule 1.1(c)) certified to the Administrative Agent and the Title Insurance Company in a manner reasonably satisfactory to them, dated a date reasonably satisfactory to the Administrative Agent and the Title Insurance Company by an independent professional licensed land surveyor reasonably satisfactory to the Administrative Agent and the Title Insurance Company, which maps or plats and the surveys on which they are based shall be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1992, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such maps, plats or surveys the following: (A) the locations on such sites of all the buildings, structures and other improvements and the established building setback lines; (B) all exceptions set forth on Schedule B of the title insurance policies delivered in clause (iii) below; (C) the lines of streets abutting the sites and width thereof; (D) all access and other easements appurtenant to the sites; (E) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor; (F) any encroachments on any adjoining property by the building structures and improvements on the sites; (G) if the site is described as being on a filed map, a legend relating the survey to said map; and (H) the flood zone designations, if any, in which the Mortgaged Properties are located;

(iii)  the Administrative Agent shall have received in respect of each owned Mortgaged Property listed on the modification to Schedule 1.1(c) (it being understood that no endorsements to mortgagee title insurance policies shall be required for any of the leased Mortgaged Properties listed on the modification to Schedule 1.1(c)) endorsements to mortgagee title insurance policies or marked up unconditional commitment or pro forma for such insurance delivered in connection with the Original Credit Agreement or the Restatement Effective Date.  Each such endorsement shall (A) be in an amount reasonably satisfactory to the Administrative Agent; (B) be issued at ordinary rates; (C) insure that the Mortgage insured thereby creates a valid first Lien on such Mortgaged Property free and clear of all defects and encumbrances, except as disclosed therein and as reasonably acceptable to the Administrative Agent; (D) name the Administrative Agent for the benefit of the Lenders as the insured thereunder; (E) be in the form of ALTA Loan Policy - 1970 (Amended 10/17/70 and 10/17/84) (or equivalent policies); (F) contain such endorsements and affirmative coverage as the Administrative Agent may reasonably request and (G) be issued by title companies reasonably satisfactory to the Administrative Agent (including any such title companies acting as co-insurers or reinsurers, at the option of the Administrative

Agent).  The Administrative Agent shall have received evidence reasonably satisfactory to it that all premiums in respect of each such endorsement to any such policy, all charges for Mortgage recording tax, and all related expenses, if any, have been paid;

(iv)  The Administrative Agent shall have received (A) a policy of flood insurance that (1) covers any parcel of improved owned real property owned by IASG or any of its Subsidiaries located in a federally recognized flood zone that is encumbered by any Mortgage, (2) is written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage that is reasonably allocable to such owned real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and (3) has a term ending not later than the maturity of the Indebtedness secured by such Mortgage and (B) confirmation that the Borrower has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board; and

(v)  the Administrative Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (iii) above and a copy of all other material documents affecting the Mortgaged Properties owned by IASG or any of its Subsidiaries;

(m)          the Lead Arranger shall have received and shall be reasonably satisfied with a solvency certificate of the chief financial officer of Holdings substantially in the form of Exhibit K to the Credit Agreement, which shall document the solvency of the Loan Parties after giving effect to the Acquisition and other transactions contemplated hereby;

(n)           the Administrative Agent shall have received such other documents and instruments as it may reasonably request;

(o)           the Administrative Agent shall have received modifications to the Schedules to the Credit Agreement after giving effect to the Acquisition, and the representations and warranties made in each Loan Document, after giving effect to such schedule modifications, will be true and correct in all material respects when this Amendment becomes effective, except to the extent that such representations and warranties refer to an earlier date (in which case they are true and correct in all material respects as of such earlier date); and

(p)           no Default shall have occurred and be continuing.

SECTION 6.           Representations and Warranties.

Holdings and Borrower jointly and severally represent and warrant that:

(a)           Authority.  Each of Holdings and the Borrower has the requisite power and authority to execute, deliver and perform its obligations under this Amendment.  Each Grantor has the requisite power and authority to execute, deliver and perform its obligations under the Consent and the Loan Documents, as amended hereby.  The execution, delivery and performance by Holdings and the Borrower of this Amendment and by the Grantors of the Consent, and the performance by each Loan Party of each Loan Document (as amended hereby) to which it is a party have been duly approved by all necessary organizational action of such Loan Party.

(b)           Enforceability.  This Amendment has been duly executed and delivered by Holdings and the Borrower and the Consent has been duly executed and delivered by each Grantor.  On the Amendment Effective Date or Repricing Effective Date, as the case may be, each of this Amendment, the Consent and each Loan Document (as amended hereby) is the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought in proceedings in equity or at law).

(c)           Status of Debt.  The incurrence of Indebtedness on the Amendment Effective Date or Repricing Effective Date, as the case may be, and at any time thereafter, under the Credit Agreement is permitted under the indentures governing the Senior Subordinated Notes and the Second Lien Notes (if then existing), and the debt so incurred will constitute Senior Debt and Designated Senior Debt under and as defined in such indenture governing the Senior Subordinated Notes.

(d)           Representations and Warranties.  The representations and warranties made by each Loan Party in the Loan Documents are true and correct in all material respects on the Amendment Effective Date or Repricing Effective Date, as the case may be.

SECTION 7.           Reference to and Effect on the Loan Documents.

(a)           If and when all or any portion of this Amendment becomes effective, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended hereby.

(b)           The Credit Agreement, as amended hereby, and the other Loan Documents are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.  Without limiting the generality of the foregoing, the Security Documents and all of the Collateral described therein do and shall continue to secure the payment of all Obligations (including the Tranche B Term Loans) under and as defined in the Credit Agreement, as amended hereby.

(c)           The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Lender or Agent under any of the Loan Documents or constitute, except as expressly set forth herein, a waiver or amendment of any provision of any of the Loan Documents.

(d)           This Amendment is a Loan Document.  The provisions of Sections 11.12 and 11.16 of the Credit Agreement shall apply with like effect to this Amendment.

SECTION 8.           Counterparts.  This Amendment and the Consent may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.  Delivery of an executed counterpart of a signature page to this Amendment (or any authorization to execute this Amendment) or the Consent by facsimile shall be effective as delivery of a manually executed counterpart thereof.

SECTION 9.           Governing Law.  This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first written above.

PROTECTION ONE, INC.

By:	/s/ Eric A. Devin
Name: Eric A. Devin
Title:

PROTECTION ONE ALARM MONITORING, INC.

By:	/s/ Eric A. Devin
Name: Eric A. Devin
Title:

BEAR STEARNS CORPORATE LENDING INC.,
as Administrative Agent and Lender

By:	/s/ Victor Bulzacchelli
Name: Victor Bulzacchelli
Title: Vice President